Exhibit 99.1

Endeavour Announces Redemption and Amendment
of Convertible Preferred Stock

Houston, November 17, 2009 – Endeavour International Corporation (AMEX: END) (LSE: ENDV) today announced that it has signed an agreement to redeem $75 million of its $125 million Series C Convertible Preferred Stock and amend the terms of the remaining $50 million outstanding. The redemption and amendment reduces the current dilution to common shareholders and eliminates the potential dilution Endeavour common shareholders faced if equity capital was utilized for value-added growth opportunities.

“We believe the redemption and amendment gives Endeavour additional simplicity in its capital structure and financial flexibility to create further avenues for growth by removing the dilution uncertainty for our common equity,” said William L. Transier, chairman and chief executive officer. “Endeavour has not pursued several potential business opportunities due to concerns about dilution to our common shareholders. Our convertible preferred stockholders also recognized the restrictive impact of the anti-dilution provisions to our growth efforts. The ability to accomplish this very positive transaction with our convertible holders is a strong endorsement of our management team and the underlying value of Endeavour.”

Endeavour’s redemption of $75 million will include a $25 million cash payment and the issuance of a five-year $50 million subordinated note payable, pre-payable at anytime, bearing cash interest at an annual rate of 10 percent plus two percent interest accruing in the balance of the note. It will amortize over a four-year period beginning in 2011. The remaining $50 million outstanding Series C Convertible Preferred Stock has been amended to reduce the annual dividend rate to 4.5 percent from 8.5 percent, adjust the conversion price to $1.25 per share and eliminate the previously included anti-dilution provisions.

Conference Call Tomorrow, Wednesday, November 18, 2009 at 9:00 a.m., Central Standard Time, 3:00 p.m. Greenwich Mean Time

Endeavour will host a conference call and web cast tomorrow 9 a.m. Central Standard Time and 3 p.m. Greenwich Mean Time on Wednesday, November 18, 2009 to discuss the terms of the transaction more fully. To participate in the conference call, dial the local country telephone number and the confirmation code 3694365. The toll-free numbers are 888-708-5691 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-0962 (tolls apply). To listen only to the live audio webcast, access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on November 18 through 12:00 p.m. Central Time on November 25 by dialing toll-free 888-203-1112 (U.S.) or 719-457-0820 (tolls apply) (international), confirmation code 3694365.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

For further information:

Endeavour – Investor Relations
Mike Kirksey	+44 (0) 207-451-2364 713-307-8788

Canaccord Adams – United Kingdom Broker
Jeffrey Auld	+44 (0) 207 050 6500
Pelham Public Relations – UK Media
Philip Dennis Henry Lerwill	+44 (0) 207 743 6363 +44 (0) 203 178 6242